As filed with the Securities and Exchange Commission on August 25, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S–8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MIDDLEBY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3352497 (I.R.S. Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois (Address Of Principal Executive Offices)	60120 (Zip Code)

The Middleby Corporation 2021 Long-Term Incentive Plan
(Full title of the plan)

Bryan E. Mittelman
Chief Financial Officer
The Middleby Corporation
1400 Toastmaster Drive, Elgin, Illinois 60120
(Name and address of agent for service)

(847) 741-3300
(Telephone number, including area code, of agent for service)

With a copy to:
Shilpi Gupta
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,350,000(2)	$178.92(3)	$241,542,000.00(3)	$26,352.23(4)

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) registers common stock, par value $0.01 per share (the “Common Stock”) of The Middleby Corporation (the “Registrant”) issuable pursuant to the Registrant’s 2021 Long-Term Incentive Plan (the “2021 LTIP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares and rights that may be offered and issued in accordance with anti-dilution provisions of the 2021 LTIP.

(2)	This Registration Statement covers 1,350,000 shares of Common Stock of the Registrant, not previously registered, issuable under the 2021 LTIP. In addition, the number of shares available for issuance under the 2021 LTIP may be increased from time to time by shares of Common Stock subject to outstanding awards under the Registrant’s 2011 Long-Term Incentive Plan that are forfeited, cancelled or expire after May 10, 2021.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low sale prices of the Common Stock of the Registrant reported on the Nasdaq Global Select Market on August 20, 2021.

(4)	Pursuant to Rule 457(p) of the Securities Act, $26,352.23 of the $329,365.32 registration fee that was previously paid by the Registrant in connection with the filing of the Registrant’s registration statement on Form S-4 (File No. 333-256653) (the “Form S-4”), initially filed on May 28, 2021, has been offset against the filing fee due with respect to the Registration Statement. The offering under the Form S-4 was terminated, and the Registrant filed a request to withdraw the Form S-4 on July 15, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of one million and three hundred fifty thousand (1,350,000) shares of Common Stock of the Registrant reserved for issuance pursuant to the Registrant’s 2021 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of this Registration Statement will be sent or given to participants in the 2021 LTIP as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant (File No. 001-09973) are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10–K for the fiscal year ended January 2, 2021 (the “Annual Report”);

(b)	the Registrant’s Quarterly Reports on Form 10–Q for the fiscal quarter ended April 3, 2021 and July 3, 2021;

(c)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 5, 2021, February 19, 2021, April 21, 2021, May 13, 2021, June 1, 2021, July 6, 2021, July 13, 2021 and July 14, 2021;

(d)	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 31, 2021; and

(e)	the description of the Registrant’s Common Stock contained in Item 1 on Form 8-A filed with the Commission on September 8, 2005, including any amendment or report filed for the purpose of updating such description, including the Description of the Registrant’s Securities contained in Exhibit 4.4 to the Registrant’s Annual Report.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as “Incorporated Documents”). In no event, however, unless stated otherwise in the applicable report, will any information that the Registrant discloses under Item 2.02 or 7.01 of any current report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Article 8 of the Registrant’s Restated Certificate of Incorporation, as amended (the “Charter”), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference, provides for indemnification for the Registrant’s directors and officers to the fullest extent permitted by law, which will include payment of expenses incurred upon receipt of an undertaking by the person indemnified to repay such payments if it is adjudicated that such person is not entitled to indemnification under the law.

As permitted by Section 102(b)(7) of the DGCL, the Charter provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that the Charter does not eliminate or limit the liability of a director (except to the extent provided by applicable law) (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they will become legally obligated to pay.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S–8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of The Middleby Corporation (effective as of May 13, 2005), incorporated by reference to the Registrant’s Form 8–K, Exhibit 3.1, filed on May 17, 2005.

4.2
Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation (effective as of May 3, 2007), incorporated by reference to the Registrant’s Form 8–K, Exhibit 3.1, filed on May 3, 2007.

4.3
Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation (effective as of May 8, 2014), incorporated by reference to the Registrant’s Form 8-K, Exhibit 3.1, filed on May 8, 2014.

4.4
Fourth Amended and Restated Bylaws of The Middleby Corporation (effective as of February 26, 2021), incorporated by reference to the Registrant’s Form 10–K for the period ended January 2, 2021, Exhibit 3.2, filed on March 3, 2021.

4.5	Specimen Common Stock certificate (incorporated by reference to Exhibit 7 to the Registrant’s Registration Statement on Form 8–A filed with the Commission on July 1, 1998).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, included in Exhibit 5.1.

24.1*	Power of attorney (included on the signature pages to this Registration Statement).

99.1	2021 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2021).
* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elgin, state of Illinois, on this 25th day of August, 2021.

THE MIDDLEBY CORPORATION

By:	/s/ Bryan E. Mittelman
Name: Bryan E. Mittelman Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Bryan E. Mittelman as his or her true and lawful attorney-in-fact and agent, acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 25, 2021.

Signature	Title

/s/ Timothy J. FitzGerald	Chief Executive Officer and
Timothy J. FitzGerald	Director (Principal Executive Officer)

/s/ Bryan E. Mittelman	Chief Financial Officer
Bryan E. Mittelman	(Principal Financial and Accounting Officer)

/s/ Gordon O’Brien
Gordon O’Brien	Chairman of the Board and Director

/s/ Sarah Palisi Chapin
Sarah Palisi Chapin	Director

/s/ Cathy L. McCarthy
Cathy L. McCarthy	Director

/s/ John R. Miller, III
John R. Miller, III	Director

/s/ Robert Nerbonne
Robert Nerbonne	Director

/s/ Nassem Ziyad
Nassem Ziyad	Director